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                                                                    EXHIBIT 10.6


[COMPANY LOGO AND LETTERHEAD]


June 11, 1999

Douglas C. Wride
2052 Burnt Mill Road
Tustin, CA  92680

        RE: EMPLOYMENT AGREEMENT

Dear Doug:

        Pursuant to our discussions, this letter sets forth the terms of your employment with NetPartners Internet Solutions, Inc. (the "Company") as well as our understanding with respect to any termination of that employment relationship.

        1. POSITION AND DUTIES: You will be employed by the Company as its Chief Financial Officer, reporting to the Chief Executive Officer ("CEO") and, as needed, the Company's Board of Directors (the "Board") and audit committee. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. Your duties shall include, but not be limited to, any duties that are consistent with your position, as well as any other duties that may be assigned to you from time to time by the CEO or the Board. Those duties will include responsibility for the Company's control, treasury, strategic planning, human resources, legal and MIS functions.

        2. TERM OF -EMPLOYMENT: Your employment with the Company will start on June 11, 1999, will be for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

        3. COMPENSATION: You will be compensated by the Company for your services as follows:

           (a) Salary: You will be paid a monthly salary of $12,500.00, less applicable withholding, in accordance with the Company's normal payroll procedures. Your salary will be reviewed by the CEO on an annual basis, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Any adjustment to your salary shall occur only by the mutual agreement of you and the CEO.

           (b) Bonus: You will be eligible to earn an annual bonus of up to 20% of your annual base salary. The bonus plan will be based upon the Company's achievement of various financial and/or other goals established in a written bonus plan that will be communicated to you each year. Your 1999 bonus plan will be established as soon as possible.


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           (c) Benefits: You will have the right, on the same basis as other executive employees of the Company, to participate in and to receive benefits under any Company medical, vision, life, disability or other group insurance plans, as well as under the Company's 401 (k) and business expense reimbursement policy. NetPartners pays all but $5.00 per month of your health and dental premiums for yourself and 50% of the premiums for your dependents.

           (d) Vacation: You will accrue three weeks paid vacation each year of employment and receive ten holidays each year. You shall schedule all of your vacations at times that are mutually convenient and reasonable for both you and the Company.

           (e) Stock Options. On June 11, 1999 the Board of Directors approved that you be granted an option to purchase 300,000 shares of the Company's common stock, with a strike price of $0.75 per share, and which option will vest over a four year period, except that the first years options (75,000 shares), are immediately exercisable. You may purchase these 75,000 shares any time during your first year of employment, provided, however, that the Company shall have the right to repurchase all unvested shares at the original purchase price of $0.75 per share. The right of repurchase in favor of the Company shall lapse monthly (6,250 shares per month) so that on June 11, 2000 the right of repurchase in favor of the Company shall have lapsed in full. In addition, from June 11, 1999 your options will be treated as if you had achieved the one-year employment requirement making you eligible for any acceleration of options due to Change of Control. Except as noted here, your option will be governed by the terms and conditions of the Company's stock option plan.

        4. VOLUNTARY TERMINATION: In the event that you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one year period as a result of a physical and/or mental impairment), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. In particular, you will not be entitled to any pro rated portion of the bonus that you would have earned under subparagraph 3(b) had you been employed for the entire year in which your termination occurs. You agree that in the event you resign from your employment with the Company for any reason, you will provide the Company with one month's written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date so long as it pays you any compensation and benefits that you would have earned through the end of such notice period.

        5. OTHER TERMINATION: Your employment may be terminated by the Company under the circumstances set forth below.

           (a) Termination for Cause. If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. In particular, you will not be entitled to any pro rated portion of the bonus that you would have earned under subparagraph 3(b) had you been employed for the entire year in which your termination occurs.

        For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft dishonesty, misconduct or falsification of any employment or Company



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records; (ii) improper disclosure of the Company's confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company's reputation or business; (iv) your failure or inability to perform any assigned duties reasonably expected of a chief financial officer after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of this Agreement by you, which breach is not cured within 10 days following written notice to you of such breach; or (vi) your conviction (including any plea of guilty or nolo contendre) for any criminal act that impairs your ability to perform your duties under this Agreement.

           (b) Termination Without Cause: If your employment is terminated by the Company without cause (and not as a result of your death or disability), you shall receive severance payments at your final base salary rate, less applicable withholding, for a period of six months. Severance payments will be made in accordance with the Company's normal payroll procedures. The Company will also accelerate the vesting of any unvested stock options previously granted to you that would have vested during the six-month period following the termination of your employment. You will also be entitled to receive any compensation and benefits that you earn under Paragraph 3 through the date of your termination without cause. You will not be entitled to any pro rated portion of the bonus that you would have earned under subparagraph 3(b) had you been employed for the entire year in which your termination occurs. Your right to receive the severance pay and other benefits described in this subparagraph is conditioned upon your execution and delivery to the Company of a general release of claims, in form reasonably satisfactory to the Company and you, that does not impair your right to receive any compensation or benefits that you have earned under this Agreement.

           (c) Termination Without Cause Following Change in Control: If your employment is terminated by the Company without cause and within one year following any Change in Control (as defined below), you shall receive severance payments at your final base salary rate, less applicable withholding, for a period of 12 months. Severance payments will be made on your final day of employment. The Company will also accelerate the vesting of any unvested stock options previously granted to you as outlined in the Company option plan. You will also be entitled to receive any compensation and benefits that you earn under Paragraph 3 through the date of your termination without cause. You will not be entitled to any pro rated portion of the bonus that you would have earned under subparagraph 3(b) had you been employed for the entire year in which your termination occurs. Your right to receive the severance pay and other benefits described in this subparagraph is conditioned upon your execution and delivery to the Company of a general release of claims, in form reasonably satisfactory to the Company and you, that does not impair your right to receive any compensation or benefits that you have earned under this Agreement. If your employment is terminated by the Company without cause either within four months prior to, or more than one year after, any Change in Control, you shall receive only the compensation and benefits described in subparagraph 5(b).

        For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if:

               (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or



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indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or

               (ii) the Company (A) is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated), or
(C) the individuals constituting the Board immediately prior to such merger, consolidation, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, sale or disposition.

        6. CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of your employment, you agree to sign the Company's standard form of employee proprietary information and assignment of inventions agreement.

        7. DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Orange County, California, pursuant to the AAA's National Rules for the Resolution of Employment Disputes. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of the Company's property, including, but not limited to, its trade secrets or proprietary information. In any arbitration (or other legal proceeding) commenced to enforce any right arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in connection with such proceeding.

        8. INTERPRETATION: This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

        9. ASSIGNMENT. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

        10. ENTIRE AGREEMENT: This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment whether written or oral.

        11. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by you and the CEO.



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        Doug, we look forward to working with you at NetPartners Internet
Solutions, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.


                                         Sincerely,

                                         NetPartners Internet Solutions, Inc.

                                         By: /s/ John B. Carrington     6/11/99
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                                                 John B. Carrington
                                                 Chief Executive Officer


        I agree to and accept employment with NetPartners Internet Solutions, Inc. on the terms and conditions set forth in this Agreement

        Date:  June 11, 1999                 /s/ Douglas C. Wride
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                                                 Douglas C. Wride




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